EXHIBIT 99.1

SOBRsafe Proposes Business Combination with Clean World Ventures, Inc.

Proposed Business Combination with Clean World Ventures, Inc., a zero‑carbon Green Energy technology manufacturing company to Support Power-Intensive Applications, Including AI Data Centers

SOBRsafe to Explore Strategic Alternatives for Its Alcohol Monitoring and Detection Technology Business

DENVER, April 30, 2026 – SOBR Safe, Inc. (Nasdaq: SOBR) (“SOBRsafe” or the “Company”), the leader in next-generation alcohol monitoring and detection technology, and Clean World Ventures, Inc. (“CWV”), have entered into a Definitive Agreement for a proposed business combination (the “Proposed Transaction”) of SOBRsafe’s alcohol monitoring and detection technology business, SOBRsafe, with CWV, which, once closed will go forward as and operate under the name Clean World Ventures, Inc. Clean World Ventures, Inc. (CWV), formerly Clean Water Ventures, Inc., is a zero‑carbon Green Energy technology manufacturing company backed by real-time AI manufacturing and Cybersecure SCADA. CWV designs and manufactures advanced distributed green hydrogen and clean electricity generation systems. CWV’s technology enables onsite, independent distributed power production to support AI/data centers, critical materials mining, heavy industries, industrial manufacturing operations, transportation and other commercial applications. CWV is currently engaged in active discussions with hyperscale data center operators seeking scalable, on-site clean energy solutions to meet the growing demands of AI-driven workloads.

The Proposed Transaction is intended to establish differentiated proprietary energy systems that are highly configurable, fully self‑sustaining, and entirely carbon‑free. By utilizing wastewater and scrap aluminum as feedstock, the company eliminates any carbon legacy while transforming waste into clean, reliable energy. These systems are designed to be deployed directly where energy is consumed, significantly reducing dependence on centralized power grids and increasing energy resilience.

Upon closing of the Proposed Transaction, CWV would own approximately 98% of the public combined company. The intent is for the SOBRsafe and CWV businesses to continue to operate independently upon consummation of the Proposed Transaction and SOBRsafe plans to continue evaluating opportunities to monetize the value of its alcohol monitoring and detection technology business.

“Rising global demand for 24/7 clean, reliable energy, driven in large part by the rapid expansion of data centers and AI-driven workloads, continues to outpace the capacity and flexibility of traditional power infrastructure, creating an urgent need for scalable, on-site, zero-carbon solutions,” said Clean World Ventures CEO Roy DiBenerdini. “The Proposed Transaction with SOBRsafe represents a compelling opportunity to strategically align capital, innovation, and shared purpose. We believe this combination positions us to expand our market reach, support a growing base of hyperscale and global enterprise customers, and accelerate the transformation of the global energy industry through our distributed clean energy appliances.”

“Clean World Ventures is intended to advance zero-emission clean electricity and hydrogen technology to create clean distributed energy, and sustainable infrastructure,” said SOBRsafe CEO David Gandini. “As demand intensifies for energy solutions that address decarbonization, the transition to a greener future will require innovative purpose-driven organizations like Clean World Ventures to lead this next evolution of the global energy landscape and drive shareholder value. We believe this business combination is consistent with SOBR’s purpose-driven mission, and will be additive in maximizing and growing market value for SOBR shareholders.”

Clean World Ventures is positioned to be at the forefront of next-generation distributed processes of green energy production via its modular hydrothermal and electrochemical platform, designed to deliver scalable, on-site 24/7 power, green hydrogen production, and clean water for data centers, critical materials mining, transportation, agriculture, desalination and wastewater plants, industrial manufacturing, as well as municipalities and governments.

The proposed transaction is expected to close in the third quarter of 2026, subject to the completion of customary due diligence, execution of final binding documents, customary regulatory and shareholder approvals, and satisfaction of closing conditions, which includes pre-close third-party financing committed to SOBRsafe of approximately $5.5 million, of which $2.0 million will be used by the SOBRsafe operating company upon closing the transaction.

At the effective time, the board is expected to consist of a number of members determined by CWV, all of whom will be designated by CWV, and the executive officers of the Company will consist of officers determined by CWV.

About SOBRsafe™

Through next-generation alcohol detection technology, we enable trust and empower recovery ... with a human touch. SOBRsafe's advanced transdermal (touch-based) technology detects and reports in real-time the presence of alcohol as emitted through a user's skin - no breath, blood, or urine samples are required. With a powerful backend data platform, SOBRsafe provides passive, dignified screening and monitoring solutions for the behavioral health, family law and consumer markets, and for licensing and integration. To learn more, visit www.sobrsafe.com.

About Clean World Ventures, Inc.

Established in 2017, Clean World Ventures (formerly Clean Water Ventures, Inc.) is a zero‑carbon Green Energy technology manufacturing company backed by real-time AI manufacturing and Cybersecure SCADA. CWV designs and manufactures advanced distributed green hydrogen and clean electricity generation systems. CWV’s technology enables onsite, independent distributed power production to support AI/data centers, critical materials mining, heavy industries, industrial manufacturing operations, transportation and other commercial applications. To learn more, visit www.cleanworldventures.com.

Forward Looking Statements

Our prospects here at SOBRsafe are subject to uncertainties and risks. This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Company intends that such forward-looking statements be subject to the safe harbor provided by the foregoing. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this news release.  The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” or other similar expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. We caution readers not to place undue reliance upon any such forward-looking statements. The Company does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in the Company's filings with the SEC which can be found on the SEC's website at www.sec.gov.

Company Contact:

IR@sobrsafe.com

Investor Relations Contact:

Scott Liolios or Taylor Stadeli

Gateway Group

949-574-3860

SOBR@gateway-grp.com

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